Exhibit 10.1
EXECUTION VERSION

September 29, 2018
Jill Soltau
Dear Jill:
I am pleased to extend to you this offer of employment as Chief Executive Officer of J. C. Penney Company, Inc. (“JCPenney”). Your office will be located in JCPenney’s headquarters building at 6501 Legacy Drive, Plano, Texas 75024. Your start date will be October 15, 2018. In addition, effective October 15, 2018 you will become a member of JCPenney’s Board of Directors (“Board”). As an employee director, you will not be entitled to any additional compensation for your service on the Board. As Chief Executive Officer of JCPenney you shall be the senior-most executive at JCPenney with all of the usual rights, duties and responsibilities of a public company Chief Executive Officer and you shall report directly and exclusively to the Board.
Salary Compensation
Your annualized base salary will be $1,400,000 and will be reviewed annually for adjustment by the independent directors of JCPenney’s Board.
Performance-Based Annual Bonus
You will be eligible to participate in the JCPenney performance-based annual bonus program beginning with the 2019 fiscal year in a manner consistent with other JCPenney senior executive officers and commensurate with your position, and with performance measures determined by the Board in consultation with you. Your annual target bonus opportunity will be 150% of your then-current base salary ($2,100,000, based on your starting base salary) and your maximum bonus opportunity will be 300% of your base salary ($4,200,000, based on your starting base salary). Your annual bonus for fiscal year 2019 will be guaranteed at no less than 75% of the target bonus opportunity ($1,575,000). The value of your performance-based annual target bonus will be reviewed annually for adjustment by the independent directors of the Board. The timing of your bonus payout will be consistent with the standard payout cycle for bonuses to senior executive officers of JCPenney for the applicable fiscal year.
Cash Inducement Award
You will receive a one-time cash signing bonus from JCPenney in the amount of $6,000,000 less applicable withholding taxes. The signing bonus less applicable withholding taxes will be paid to you between the 30th and 60th day immediately following your start date. The cash signing bonus will be subject to JCPenney’s Compensation Recovery Policy as set forth in JCPenney’s Corporate Governance Guidelines. The cash signing bonus will also be subject to pro rata payback if you voluntarily terminate your employment for any reason (other than for “Good Reason”, as defined in your individual Executive Termination Pay Agreement, attached as Exhibit A (the “ETPA”)) or are involuntarily terminated for Cause (as defined in your ETPA) before the first anniversary of the payment date of the cash signing bonus. The amount of the pro rata payback will be determined by multiplying the cash signing bonus by a fraction, (i) the numerator of which is the number of whole calendar months that remain between the date of your termination and the first anniversary of the payment date of the cash signing bonus and (ii) the denominator of which is 12. For the avoidance of doubt, you will not be required to reimburse JCPenney for any portion of your cash signing bonus if your employment is involuntarily terminated by the Company without Cause, or is terminated by you for Good Reason or terminates as a result of your death or permanent disability.
Equity Inducement Award
As a further inducement to your acceptance of this offer, after you commence employment, JCPenney shall grant you an equity award in the form of JCPenney time-based restricted stock units (“TBRSUs”). The number of TBRSUs included in your award will be determined by dividing $10,000,000 by the closing price of JCPenney common stock (“Common Stock”) on the date of grant. The date of grant of your equity award will be the third full trading date following your start date.
Your equity inducement award will vest ratably, on an annual basis, one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date, provided you are actively employed on each respective vesting date with no break in service, unless otherwise provided in the grant agreement for the award (which will be on a form consistent with this offer letter and the standard TBRSU form of award used by JCPenney for its senior executive officers as of the date hereof). Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of a share of Common Stock. At the time of vesting of any TBRSUs, the vested TBRSUs shall be cancelled and JCPenney will issue to you a number of shares of Common Stock equal to the number of vested TBRSUs cancelled. Notwithstanding the foregoing or any provision of the grant agreement for the award, your equity inducement award will fully vest if your employment with JCPenney terminates for any reason other than your voluntary resignation (other than for Good Reason) or the termination of your employment for Cause. In addition, your equity inducement award will fully vest if you have an Employment Termination within two years of a Change in Control (in each case, as defined in the 2018 Long-Term Incentive Plan, the “LTIP”).
Long-Term Incentive Awards
You will be eligible to participate in JCPenney’s Long-Term Incentive Award Program under the LTIP in a manner consistent with other JCPenney senior executive officers and commensurate with your position, beginning with the 2019 fiscal year. Long-Term Incentive Awards are determined each fiscal year, typically in the first quarter. Your annual Long-Term Incentive Award will have a target grant date fair value of $7,500,000. The value of your target Long-Term Incentive Award will be reviewed annually for adjustment by the independent directors of the Board. For the 2019 fiscal year, your Long-Term Incentive Award will have a grant date fair value of $7,500,000. The structure of your Long-Term Incentive Awards will be determined by the independent directors of the Board and will be consistent with the structure of the award for the Chief Executive Officer position, and to the extent awards include performance measures, such performance measures will be determined by the Board in consultation with you. Past awards have consisted of stock options, performance-contingent stock options, time-based restricted stock units, and performance-based restricted stock units.

Termination Arrangements
We recognize the need to provide protection to our executive officers in the event of the executive officer’s voluntary termination for Good Reason or the executive officer’s involuntary termination of employment without Cause, or following a change in control of JCPenney. Accordingly, we have put in place separate arrangements consisting of an individual ETPA and the JCPenney 2011 Change in Control Plan, attached as Exhibit B (the “Change in Control Plan”) in which you will participate, to address termination situations not precipitated by the conduct of the executive officer.
The ETPA provides severance benefits to you in connection with your voluntary termination for Good Reason and involuntary termination other than for Cause in exchange for your agreement to comply with certain covenants. The benefits payable under the ETPA are not available if benefits are received under the Change in Control Plan. JCPenney provides the Change in Control Plan if an executive’s employment is involuntarily terminated other than for Cause (as defined in the Change in Control Plan) or where the executive voluntarily terminates employment for Good Reason (as defined in the Change in Control Plan), generally, within two years following a change in control of JCPenney.
Relocation
You agree to relocate to the Dallas/Fort Worth area within a reasonable timeframe. In connection with your relocation and any relocation of your family while you are Chief Executive Officer, JCPenney will provide you with relocation benefits under the Executive Level Home Owner relocation policy (“Relocation Policy”), as such policy may be amended from time to time, but with benefits that are no less than those provided under the Relocation Policy in effect as of the date hereof. A copy of the Relocation Policy is included as Exhibit C. In addition, JCPenney will provide you with a lump sum payment of $240,000 between the 30th and 60th day immediately following your start date for any relocation costs not covered by the Relocation Policy.
Health Exam
As an executive of JCPenney, you will be eligible for an allowance of up to $5,000 for an annual health exam. JCPenney does not provide a gross-up for taxes on perquisites.
Indemnification
As an executive officer of JCPenney you shall be provided with directors & officers liability insurance on the same basis that it is provided to all executive officers and members of the Board including, if applicable, “tail” coverage. Such insurance shall be effective as of your start date.

Benefits
We offer a comprehensive benefits package. A listing of our benefit programs is attached as Exhibit D. You and your dependents will be immediately eligible upon your start date to participate in our health, welfare, insurance and retirement benefit programs in a manner consistent with other JCPenney senior executive officers and commensurate with your position. You will have a minimum of 30 days of paid time off per year. The Company will pay for reasonable business expenses, including first class commercial air travel if available (or, if not available, business class, if available) and first class accommodations. Expenses shall be in accordance with JCPenney’s Corporate Travel, Expense and Card Policy.
Other Public Company Board Memberships
It is our understanding that you currently serve as a member of the Board of Directors of Autozone, Inc. (“Autozone”). You may continue to serve on the Autozone board of directors or, subject to the reasonable approval of the Board, on the board of directors of another public company in lieu of Autozone, following commencement of your employment with JCPenney.
Reasonable Attorney’s Fees
JCPenney agrees to reimburse you for up to $50,000 in legal fees incurred in connection with the negotiation of the terms of your employment with JCPenney.
Terms, Conditions, and Contingencies
The terms and conditions of this offer letter supersede any previous representations concerning any terms or conditions of your employment with JCPenney. Additionally, this offer, including referenced agreements, is governed by federal law and the laws of the State of Texas, without regard to choice of law provisions of any other state. This offer letter may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. The section headings in this offer letter are for convenience of reference only and will in no event affect the meaning or interpretation of this offer letter. The respective rights and obligations of the parties under this offer letter will survive any termination of your employment to the extent necessary to give effect to such rights and obligations.
The intent of the parties is that payments and benefits under this offer letter shall comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted in accordance therewith. To the extent any taxable expense reimbursement or in-kind benefit under this offer letter is subject to Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which you incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. For purposes of Section

409A, each installment payment provided under this offer letter shall be treated as a separate payment. Notwithstanding any provisions of this offer letter to the contrary, if you are a “specified employee” (within the meaning of Section 409A) at the time of your separation from service, and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to you without you incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this offer letter and benefits that would otherwise be provided pursuant to this offer letter, in each case, during the six-month period immediately following your separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of your separation from service or (b) your death.
While we are confident that we will have a mutually beneficial employment relationship, employment with JCPenney is voluntary and at-will and this offer letter does not create a contract for employment. Under this relationship, JCPenney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at JCPenney’s sole discretion. Likewise, any employee is free to end his or her employment at any time for any reasons with or without notice. Nothing in this offer letter or any attached agreement is intended to alter the at-will employment relationship.
On or about your start date, you agree to provide the Company with I-9 documents as required by law, to sign JCPenney’s Agreement to Respect Confidential Information and to complete certification of your compliance with JCPenney’s Statement of Business Ethics and sign the associated Certificate of Compliance.
Please confirm your acceptance of this offer by signing below and returning the signed offer letter along with signed agreements to Brynn Evanson, EVP, Human Resources of JCPenney.

On behalf of the Board of Directors, we are excited about the opportunity to work with you and welcome you to the JCPenney team!
Regards,
/s/ Ronald W. Tysoe
Ronald W. Tysoe
Chairman of the Board
JCPenney

My signature acknowledges that I am accepting your offer of employment as outlined above. I acknowledge that this is not a contract of employment.
Name (Print): Jill Soltau
Signature: /s/ Jill Soltau
Date: September 29, 2018